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                                                                     Exhibit 3.6


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                NET.GENESIS CORP.

         net.Genesis Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Corporation has duly adopted the following resolutions:

                 RESOLVED: The Board of Directors of the Corporation declares it to be advisable to amend the Corporation's Fifth Amended and Restated Certificate of Incorporation, as amended, (the "Charter") to combine, reclassify and change the Corporation's common stock, par value $.001 per share to effect a three-for-four reverse stock split of such common stock (the "Reverse Stock Split"), and that, to effect such Reverse Stock Split, the following paragraph shall be inserted immediately following the first paragraph of Article FOURTH of the Charter:

                               Effective upon the filing of this
                               Certificate of Amendment of Certificate of Incorporation of the Corporation (the "Effective Date"), each share of common stock, $.001 par value, outstanding immediately prior to the Effective Date shall be combined, reclassified and changed into 0.75 fully paid and non-assessable share of common stock, $.001 par value, without any action on the part of the holder thereof (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split. Any stockholder who would otherwise be entitled to receive a fractional share as a result of such Reverse Stock Split shall receive in lieu thereof cash in the amount equal to the amount of such fraction multiplied by the fair value of the common stock on the Effective Date as determined by the Board of Directors of the Corporation. On and after the Effective Date, each outstanding certificate that prior thereto represented shares of common stock shall be deemed for all purposes to evidence ownership of and to represent that lesser whole number of shares of common stock into which the shares of common stock represented by such certificates have been combined, reclassified and changed as herein provided. Until any such outstanding stock certificate shall have been surrendered for transfer or otherwise accounted for to the Corporation, the registered owner thereof on the books and records of the Corporation shall have and be entitled to exercise any voting and other rights with respect to, and to receive any dividend and

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                               other distributions upon, the lesser number
                               of shares of the Corporation's common stock evidenced by such outstanding certificate as above provided; and further

                 RESOLVED: The Board of Directors of the Corporation declares it to be advisable to amend the Charter by adding the following new clause following clause (y) of
                           Section 5(e)(ii) thereof:

                               and (y) for purposes of any adjustment of the Applicable Conversion Value of the Series A-3 Preferred Stock, shares of Common Stock issuable upon exercise of those certain Warrant Agreements dated January 6, 1999 between the Corporation and Comdisco, Inc. (the "Comdisco Warrants"); and further

                 RESOLVED: The Board of Directors of the Corporation declares it to be advisable to amend the Charter by deletion of clause (y) of each of Sections 5(f)(ii), 5(g)(ii), 5(h)(ii), 5(i)(ii) and 5(j)(ii) thereof and substitution therefor, in each case, of the following clauses (y) and (z):

                               (y) the grant of options to purchase shares of Common Stock to employees, consultants, directors or other contributors as determined by the Board of Directors pursuant to the Corporation's 1995 Incentive Stock Option Plan or its 1999 Stock Incentive Plan, as amended from time to time, or the issuance of shares of Common Stock upon the exercise of any such options; and

                               (z) the issuance of the Comdisco Warrants and that certain Warrant Agreement dated June 10, 1999 between the Corporation and Hambrecht & Quist LLC (collectively, with the Comdisco Warrants, the "Warrants"), or the issuance of shares of Common Stock upon exercise of any of such Warrants.

         SECOND: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of the Charter and Sections 228 and 242 of the General Corporation Law of the State of Delaware.


                                    * * * * *

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         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Lawrence S. Bohn, its President, and attested to by John Delea, its Secretary, this 1st day of February, 2000.


                                    /s/ Lawrence S. Bohn
                                    -----------------------------------
                                    President






Attested by:


/s/ John Delea
-----------------------------
Secretary